Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760

WebMD Announces Fourth Quarter and Year End Financial Results

New York, NY (February 21, 2013)—WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced financial results for the three and twelve months ended December 31, 2012.

“During the fourth quarter, we took actions to streamline operations and reduce costs,” said Cavan M. Redmond, Chief Executive Officer of WebMD. “We enter 2013 as a more nimble organization that is well positioned to meet the needs of our users and clients in a dynamic and demanding marketplace. We will build on our strengths in providing consumers and physicians with trusted content and valuable tools across a market leading multi-screen platform.”

WebMD’s fourth quarter revenue was at the high end of the range of financial guidance provided on November 1, 2012 and earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) exceeded the high end of that range.

For the three months ended December 31, 2012:

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Revenue was $132.7 million compared to $150.7 million in the prior year period. Public portal advertising and sponsorship revenue was $112.3 million compared to $130.8 million in the prior year period. Private portal services revenue was $20.5 million compared to $19.8 million in the prior year period.

•	Adjusted EBITDA was $30.0 million, compared to $54.6 million in the prior year period.

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Net loss was $(6.1) million or $(0.12) per diluted share compared to net income of $19.2 million or $0.33 per diluted share in the prior year period. Net loss would have been net income of $4.1 million or $0.08 per diluted share in the current period as compared to net income of $18.0 million or $0.31 per diluted share in the prior year period, without the effect, in the current period, of an after-tax restructuring expense of $5.5 million, non-cash income tax valuation allowance of $4.7 million and, in the prior year period, of an after-tax gain on investments of $2.5 million and after-tax transaction costs of $1.3 million.

For the twelve months ended December 31, 2012:

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Revenue was $469.9 million, compared to $558.8 million in the prior year period. Public portal advertising and sponsorship revenue was $391.3 million compared to $477.3 million in the prior year period. Private portal services revenue was $78.5 million compared to $81.5 million in the prior year period.

•	Adjusted EBITDA was $73.1 million, compared to $181.2 million in the prior year period.

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Net loss was $(20.3) million or $(0.40) per diluted share compared to net income of $74.6 million or $1.25 per diluted share in the prior year period. Net loss would have been $(10.6) million or $(0.21) per diluted share in the current period as compared to net income of $53.8 million or $0.90 per diluted share in the prior year period, without the effect, in the current period, of an after-tax gain on investments of $5.2 million, after-tax restructuring expense of $5.5 million, non-cash income tax valuation allowance of $4.7 million, after-tax stock compensation expense related to the voluntary surrender of options of $5.8 million, after-tax severance expenses of $1.6 million and after-tax income from discontinued operations of $2.7 million, and, in the prior year period, of an after-tax gain on investments of $11.7 million, after-tax transaction costs of $1.3 million and after-tax income from discontinued operations of $10.4 million.

Traffic Highlights

Traffic to the WebMD Health Network continued to grow, reaching an average of 117.4 million unique users per month and total traffic of 2.57 billion page views during the fourth quarter, increases of 28% and 20%, respectively, from a year ago. The prior year comparisons exclude traffic from WebMD’s former affiliate partner sites, which were phased out at the end of 2011.

Balance Sheet Highlights

As of December 31, 2012, WebMD had $992 million in cash and cash equivalents and $800 million in aggregate principal amount of convertible notes outstanding.

Financial Guidance

Today WebMD issued financial guidance for 2013. For 2013, WebMD expects:

•	Revenue to be approximately $430 million to $455 million.

•	Adjusted EBITDA to be approximately $60 million to $80 million.

•	Net loss from continuing operations to be approximately $(22) million to $(7) million, or $(0.45) to $(0.13) per diluted share.

For the first quarter of 2013, WebMD expects:

•	Revenue to be in excess of $105 million.

•	Adjusted EBITDA to be in excess of 13% of revenue.

•	Net loss from continuing operations to be approximately 6% of revenue.

WebMD is providing a schedule (attached to this press release) with additional detail.

Analyst and Investor Conference Call

WebMD will hold a conference call with investors and analysts to discuss its fourth quarter and year end results at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicineHealth, RxList, theheart.org, Medscape Education and other owned WebMD sites.

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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and other factors affecting their use of our products and services, including regulatory matters affecting their products; our ability to successfully implement changes to, among other things, our product and service offerings, capital allocation plans and cost structure; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

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WebMD®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, Summex® and Medscape® Mobile are trademarks of WebMD Health Corp. or its subsidiaries.

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